Wells Fargo Bank, N.A.
625 Marquette Avenue
11th Floor
MAC N9311-110
Minneapolis, MN 55402

wellsfargo.com

June 9, 2010

**NOTICE TO HOLDERS OF
KH FUNDING COMPANY
SERIES 3 SENIOR SECURED INVESTMENT DEBT SECURITIES AND
SERIES 4 SUBORDINATED UNSECURED INVESTMENT DEBT
SECURITIES**

NOTE: THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL OWNERS OF THE SUBJECT SECURITIES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE SECURITIES IN A TIMELY MANNER.

As previously reported to Holders on March 1, 2010, Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, National Association, as trustee (in such capacity, the "Indenture Trustee") under that certain Indenture, dated as of August 2, 2004, as amended and supplemented, by and between KH Funding Company (the "Company"), and the Indenture Trustee (the "Indenture"), the Indenture Trustee met with the Company, at which time the Company stated it would prepare a plan to restructure its payment obligations under the Securities and that, if developed, that plan would be presented to Holders for approval. The Indenture Trustee also indicated it would provide Holders with updates relating to the Events of Default under the Indenture and the repayment of the above referenced debt securities (the "Securities"). All capitalized terms used but not defined herein have the respective meanings given to them in the Indenture.

The Indenture Trustee has engaged a financial consultant to review the Company's finances as they relate to the repayment of the Securities. The Indenture Trustee and its consultant have had a number of conversations with the Company and have requested financial information from the Company, in each case in order to remain, on behalf of the Holders, apprised of the Company's actions. In addition, pursuant to certain Deposit Account Control Agreements, the Indenture Trustee has exercised control over some Company accounts. The Indenture Trustee and the Company have implemented procedures whereby the Indenture Trustee reviews and authorizes the Company's disbursements, although management of the Company remains with the Company's officers and directors.

Most recently, the Company has hired its own financial consultant to analyze the Company's finances with the goal of formulating a restructuring plan. The Company has indicated that it anticipates a restructuring plan will be produced in the near future.

The Indenture Trustee will continue to provide Holders with updates relating to the Securities as appropriate.

If you have any questions regarding this matter, please contact Mildred Quinones-Holmes, of Thompson Hine, LLP, counsel to the Indenture Trustee, at Mildred.Quinones-Holmes@thompsonhine.com.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Indenture Trustee